Exhibit 99.1

Shineco, Inc. Enters into Strategic Cooperation Agreement with the People's Government of Bayingolin Mongol Autonomous Prefecture for Apocynum Industrial Integration Construction Project

BEIJING, August 20, 2018 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company") (NASDAQ: TYHT), a manufacturer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, announced today that the Company, through its joint venture company, Xinjiang Shineco Taihe Agriculture Technology Ltd. ("Xinjiang Taihe"), has entered into a strategic cooperation agreement (the “Agreement”) with the People's Government of Bayingolin Mongol ("Bazhou") Autonomous Prefecture ("Bazhou Autonomous Prefecture") for the Company’s Apocynum Industrial Integration Construction Project (the “Project”.)

As previously disclosed in a press release dated July 2, 2018, the Company officially established its Apocynum Industrial Integration Construction Project in Bazhou. The Project is now operated by the Company's joint venture company, Xinjiang Shineco Taihe Agriculture Technology Ltd. and has secured the requisite local government approvals.

The Company and the Bazhou Autonomous Prefecture have entered into the Agreement to take full advantage of the local ecology of Bazhou for growing Apocynum, accelerate the processing and development of Apocynum, expand and strengthen the Apocynum industry, promote ecological restoration, boost farmers' income and assist the local population alleviate poverty. The cooperation between the Company and the Bazhou Autonomous Prefecture is expected to play an active role in and provide benefits to the local economy and locals’ livelihood. After consultation, the two parties formed a strategic partnership to build a whole industrial chain development model and industrial layout integrating Apocynum fiber extraction, cotton and linen blending and comprehensive utilization, and promote the development of the Apocynum industry in Bazhou.

Pursuant to the Agreement, both parties agree to establish a long-term and stable cooperation mechanism to develop relations of mutual cooperation, honesty and trustworthiness, and mutual development. Specific cooperation matters are expected to operate in a market-oriented manner. Based on relevant local industrial policies, the Bazhou Autonomous Prefecture is expected to support the Company by coordinating support and advocating for financial assistance and subsidies on behalf of the Company when the Company applies for preferential policies in the areas of ecological protection, poverty alleviation, technological innovation, investment promotion, textiles and clothing in the countries, autonomous regions and autonomous prefectures. The Company plans to promote the planting of Apocynum plants on fallow farmland or grassland without affecting the local water ecology or increasing water use indicators and carry out the transformation of secondary grassland to improve the yield and quality of Apocynum. The Company intends to carry out Apocynum growing, cutting, and cultivation activities based upon the principles of preserving the ecological environment, wild vegetation, and maintaining the original ownership of the grassland. We expect to apply scientific methods in Apocynum planting and harvesting, and Apocynum cultivation is planned to be fully optimized to maintain water and soil and minimize the effects of wind and sand, and to avoid vegetation degradation of the Apocynum plants that may otherwise be caused by unlimited cultivation.

The Company expects the Project will absorb the local rural surplus labor force in Bazhou to carry out Apocynum cultivation, harvesting and other activities. The Company plans to use its information, technology, human capital, industry coordination, other competitive advantages and support the development of Apocynum industry chain projects such as Apocynum landscape tourism development, fiber comprehensive extraction and blending processing, bio-pharmaceuticals and food processing to promote the extension of the Apocynum industrial chain and increase the added value of products.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “Shineco will always insist on serving local economic development and maintaining long-term close cooperative relations with the People's Government of Bayingolin Mongol Autonomous Prefecture. This Agreement opens a new chapter in the relationship between Shineco and the People's Government of Bayingolin Mongol Autonomous Prefecture. We expect to use our advantages in scientific research and industrial planning to provide comprehensive support for the Bayingolin Mongol Autonomous Prefecture. We believe our capabilities and advantages will become a major engine in the Bayingolin Mongol Autonomous Prefecture to drive the rapid development of the local economy.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com